SMITH HELMS MULLISS & MOORE, L.L.P.
                           Attorneys at Law
                         Post Office Box 31247
                       Charlotte, North Carolina 28231

                              (tel) 343-2000
                              (fax) 334-8467


                              April 28, 1998



NationsBank Corporation
NationsBank Corporate Center
Charlotte, North Carolina  28255-0065

Re: Public Offering of $300,000,000 Aggregate Principal Amount of 6.60% Subordinated Notes, due 2010

Ladies and Gentlemen:

     We have acted as counsel to NationsBank Corporation, a North Carolina corporation (the "Corporation"), in connection with (i) the issuance of $300,000,000 in aggregate principal amount of its 6.60% Subordinated Notes, due 2010 (the "Notes") and (ii) the Registration Statement on Form S-3, Registration No. 333-13811 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), with respect to $3,000,000,000 aggregate principal amount of the Corporation's unsecured debt securities, shares of its preferred stock and shares of its common stock and the Prospectus dated December 19, 1996 constituting a part thereof, as supplemented by the Prospectus Supplement dated April 28, 1998, filed with the Commission pursuant to Rule 424(b) under the Act, relating to the Notes.

     As such counsel, we have examined and are familiar with such original or photocopies or certified copies of such records of the Corporation and its subsidiaries, certificates of officers of the Corporation and of public officials and such other documents as we have deemed relevant or necessary as the basis for the opinion set forth below. In such examinations, we have assumed the legal capacity of natural persons, the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such copies. We have also relied upon statements of fact contained in documents that we have examined in connection with our representation of the Corporation.

     Based solely upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth below, we are of the opinion that the Notes, when executed, issued and delivered by the Corporation to The Bank of New York for authentication in accordance with the Indenture dated as of January 1, 1995 between the Corporation and The Bank of New York, as trustee (the "Indenture"), authenticated and delivered by The Bank of New York, as issuing and paying agent, in accordance with the Indenture and paid for, all as contemplated in the Board Resolution or Company Order (as each is defined in the Indenture), will have been validly authorized and issued under the Indenture and will constitute valid and legally binding obligations of the Corporation.

     In rendering this opinion, we are not expressing an opinion as to the laws of any jurisdiction other than the State of North Carolina and the United States of America, and we assume no responsibility as to the applicability of the laws of any other jurisdiction.

     We hereby consent to be named in the Registration Statement as attorneys who passed upon the legality of the Notes and to the filing of a copy of this opinion as part of the Corporation's Current Report on Form 8-K to be filed for the purpose of including this opinion as part of the Registration Statement.


                         Very truly yours,

                         /S/ SMITH HELMS MULLISS & MOORE, L.L.P.